SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT

              Pursuant to Section 13 or 15 (d) of
              The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6,1998



                 FRANKLIN FINANCIAL SERVICES CORPORATION
      (Exact name of registrant as specified in its charter)

 Pennsylvania                       0-12126               23-144083
 (State or other jurisdiction    (Commission          (IRS Employer
 of incorporation)               File Number)           Ident. No.)


20 South Main Street, Chambersburg,PA                17201
(Address of principal executive office)           (Zip Code)


Registrant's telephone number, including area code    (717) 264-6116

                               N/A
 (Former name or former address, if changes since last report)

























Item 5.      Other Events.

     The press release of Franklin Financial Services Corporation dated
 March 6,1998 and attached hereto as Exhibit 99, relates to the authorization to repurchase up to 50,000 shares of the Corporation's common stock in open market or privately negotiated transactions is incorporated by reference herein.


Item 7.      Financial Statements and Exhibits.


    Exhibits

     The following exhibits are filed herewith:

     Number              Description                   Page Number

       99           Press Release, dated March 6,1998       3
                    of Franklin Financial Services
                        Corporation


                         Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         FRANKLIN FINANCIAL SERVICES CORPORATION


                         By:  /s/ William E. Snell, Jr.
                              William E. Snell, Jr., President
                              and Chief Executive Officer



Dated: March 6, 1998

News Release - March 6, 1998
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665




          Franklin Financial Announces Stock Repurchase Program

     Franklin Financial Services Corporation, the parent company of F&M Trust Company, today announced that its Board of Directors has authorized the repurchase of up to 50,000 shares of its common stock.

     The Board has authorized the repurchase of shares of its $1.00 par value common stock, representing approximately 1.79% of such shares now issued and outstanding. The repurchases are authorized to be made from time to time during the next 12 months in open market or privately negotiated transactions.

     Franklin Financial has repurchased approximately 36,750 shares of its common stock, as adjusted to reflect the 3-for-2 stock split in the form of a 50% stock dividend declared November 13, 1997, pursuant to a one-year stock repurchase program authorized by the board in March 1997. According to President and Chief Executive Officer, William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, and for issuance under the Dividend Reinvestment Plan and other corporate purposes.

     Franklin Financial is the largest locally owned and operated bank holding company in Franklin County with assets of approximately $353 million. Its wholly-owned subsidiary, F&M Trust Company, has twelve banking offices located in Boiling Springs, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro, Pennsylvania.